EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Intercepts High-Grade Gold Mineralization Down Dip of Current Resource at Lookout Mountain

Coeur d’Alene, Idaho – August 23, 2012 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that it intercepted high-grade gold mineralization beneath the currently-defined resource at its Lookout Mountain Project near Eureka, Nevada.  This significant intercept graded 0.138 opt (4.72 g/t) gold over the final 15 feet (4.6 metres) of the hole, which was terminated in mineralization due to ground conditions.  The intercept establishes that high-grade mineralization occurs down dip of the presently-defined resource.  This newly discovered zone is below the existing historical pit at Lookout Mountain where gold was produced in the late 1980’s.

The high-grade mineralization occurred in drill hole BHSE-152 whose dual purpose was to establish a water-monitoring well near the historic Lookout Mountain pit and to test the down dip feeder zone potential for higher grade gold mineralization.  Drilling targeted the controlling structure of the currently reported resource where it intersects a potential cross fault.  The intercept is approximately 600 feet (183 metres) down dip from the nearest previous drilling.

Timberline’s Chief Executive Officer, Paul Dircksen, said, “The significance of the BHSE-152 drill intercept is that it demonstrates the potential for increased tonnages of higher-grade mineralization at depth.  This deeper potential has never been tested along the 4,000 feet (1.22 km) of strike length where the existing resource has been defined. These drill results validate Timberline’s continued confidence in the larger potential of the greater South Eureka Property and, specifically, in the Lookout Mountain Project. It is important to note that the drill hole bottomed in the mineralized zone when we were forced to abandon the hole. With these very encouraging results, we are planning to follow up with testing the high-grade mineralization at depth with core and RC drilling later this year and in future drill programs.”

The current drill program at Lookout Mountain is focused on upgrading a larger portion of the current resource into the Measured and Indicated category; obtaining material for additional metallurgical studies; testing deeper zones of mineralization; and establishing a series of monitor wells to facilitate advancing the project to a near term production decision. Initial metallurgical recoveries of gold continue to indicate the potential for a low capital, low operating cost, heap-leach operation.

Recent drill results from Lookout Mountain include the following intervals:

Drill Hole	From (feet)	Length (feet)(1)	Gold (opt)(2)	From (metres)	Length (metres)(1)	Gold (g/t)(2)	NaCN Recovery(3)
BHSE-142	270	210	0.013	82.3	64.0	0.45	95%
BHSE-146	20	20	0.013	6.1	6.1	0.45	86%
BHSE-152	1025	15	0.138	312.4	4.6	4.73	34%
BHSE-126C	21	28	0.531	6.4	8.5	18.19	8%
BHSE-126C	81	128	0.020	24.7	39.0	0.69	86%
BHSE-128C	100	69	0.014	30.5	21.0	0.48	100%
BHSE-130C	167	89	0.012	50.9	27.1	0.41	97%

Notes:

1)

True widths of the drill intercepts have not been determined

2)

Troy ounces per ton (opt) and grams per tonne (g/t)

3)

NaCN represents a Sodium Cyanide leach recovery of the gold content of the sample

The South Eureka property features three extensive mineralized trends and also includes a pipeline of earlier-stage projects that feature past-producing open pits along with several areas containing historic gold resources. Timberline’s current gold resource estimate at Lookout Mountain, which was prepared by Mine Development Associates (“MDA”) of Reno, Nevada, consists of:

•

390,000 ounces Measured & Indicated Gold Resource1

(20,765,000 tons at 0.019 opt gold (18,838,000 tonnes at 0.65 g/t))

•

221,000 ounces Inferred Gold Resource2

(18,385,000 tons at 0.012 opt gold (16,679,000 tonnes at 0.41 g/t))

The resources were calculated utilizing a cut-off grade of 0.006 ounces of gold per ton (opt) (0.21 grams per metric tonne (g/t)) for oxide material and 0.030 opt (1.03 g/t) for sulfide material.  Approximately 83-percent of the resource ounces are from oxide material and 17-percent are from sulfide material.  The effective date of the resource is April 17, 2012, and the complete technical report is filed on SEDAR.  The full MDA Resource Estimate with various cut-off grades may be viewed at http://timberline-resources.com/main.php?page=208.

Gary Edmondo, Timberline’s Great Basin District Geologist, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

The Lookout Mountain mineral resources were modeled and estimated by MDA by evaluating the drill data statistically, utilizing geologic interpretations provided by Timberline to interpret gold mineral domains on cross sections spaced at 50- to 100-foot intervals across the extents of the Lookout Mountain mineralization, rectifying the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.  Mike Gustin is a Qualified Person as defined by National Instrument 43-101 and is responsible for the resource estimate.

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About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is targeted to commence in mid-2013.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand the South Eureka resource, purchase of the Butte Highlands JV, LLC membership interests (including the expected timing of such purchase),  the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

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